Exhibit 99.1

Novacea Contact:

Paul Laland

Vice President, Corporate Communications

Tel: 650-228-1811

E-mail: laland@novacea.com

Novacea Reports Third Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, CA – November 12, 2007 – Novacea, Inc. (NASDAQ: NOVC) today reported financial results for the third quarter of 2007. The company’s net loss for the third quarter of 2007 was $3.2 million, or $0.13 per share, as compared to a net loss of $6.9 million, or $0.30 per share, for the third quarter of 2006. As of September 30, 2007, cash, cash equivalents and marketable securities totaled $103.8 million, with an additional $6.1 million in accounts receivable.

“The third quarter was very important to us, as we received $67 million in cash, net of sublicensing obligations, and recorded $8.6 million in revenue from Schering-Plough under the terms of our worldwide development and commercialization agreement for Asentar™. With nearly $110 million in cash and receivables at September 30, 2007, our net operating capital usage during the third quarter was approximately $4.5 million. While we terminated our ASCENT-2 Phase 3 trial for Asentar in androgen-independent prostate cancer and pending a full analysis, we believe Asentar still is a late stage asset. Our strong financial position will allow us to weather this setback and to continue to aggressively advance AQ4N, our second oncology program in mid-stage testing. We have two clinical studies underway in glioblastoma multiforme and acute lymphoblastic leukemia and have plans to start Phase 2 trials in B-cell lymphoma and another solid tumor type in 2008,” said John P. Walker, chairman and chief executive officer of Novacea.

Financial Results: Quarter ended September 30, 2007

Revenue for the three months ended September 30, 2007 was $8.6 million, including $2.5 million attributable to the recognition of a portion of the upfront payments under the development and commercialization agreement with Schering-Plough and $6.1 million related to reimbursement by Schering-Plough for Novacea’s research and development efforts on Asentar during the period. The revenue from reimbursement is recorded as accounts receivable as of September 30, 2007, with payment expected to be received in the fourth quarter of 2007. Novacea did not have any revenue during the three months ended September 30, 2006.

Total research and development (R&D) expenses for the third quarter of 2007 were $9.6 million, compared to $4.7 million for the same period in 2006. The increase in R&D expenses from 2006 to 2007 was due primarily to the higher level of clinical development activities in the ASCENT-2 Phase 3 clinical trial for Asentar in patients with androgen-independent prostate cancer, costs associated with the preparation for the initiation of Novacea’s Phase 2 clinical trial for Asentar in advanced pancreatic cancer, which commenced in September 2007, and the development activities and product manufacturing expenses for AQ4N. The overall R&D expense increase from 2006 to 2007 was offset partially by immaterial R&D expenses associated with vinorelbine oral in 2007, as a result of the termination during the fourth quarter of 2006 of Novacea’s then-existing agreements related to vinorelbine oral, and the return to the licensor of all vinorelbine oral product rights in the United States and Canada.

Total general and administrative (G&A) expenses for the third quarter of 2007 were $3.6 million compared to $3.2 million for the comparable 2006 period. The increase in G&A expenses from 2006 to 2007 was primarily due to an increase in stock-based compensation expense and other employee-related expenses, offset partially by a reduction in marketing and communication expenses.

Financial Guidance

Revenues expected in 2007 under the development and commercialization agreement with Schering-Plough will include a portion of the total $60 million upfront payments, which are currently expected to be recognized as revenue ratably over an approximate 6-year period that began on June 26, 2007, the effective date of the agreement, and will end on June 30, 2013, and revenue from reimbursement for Novacea’s development efforts on Asentar, based upon direct costs incurred by Novacea, including for the efforts of its employees working on Asentar.

Novacea currently estimates that its cash balance at December 31, 2007 will be approximately $100 million, including the estimated reimbursement by Schering-Plough of our Asentar development costs. Based on the company’s current plans, Novacea projects that its net cash usage in 2008 will be in the range of $20 to $25 million.

Conference Call and Webcast Information

Members of Novacea’s management team will review third quarter 2007 financial results via a webcast and conference call today at 4:30 p.m. Eastern Time. The webcast can be accessed in the Investor Relations section of Novacea’s website at www.novacea.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either 866.356.4281 (United States and Canada) or 617.597.5395 (International) and typing in the passcode 55902806.

An archived replay of the webcast will be available via Novacea’s website until December 12, 2007. The replay will also be available via telephone by dialing 888.286.8010 (United States and Canada) or 617.801.6888 (International) and typing in the passcode 25633564 until December 12, 2007.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product development candidates, including Asentar™, which has been in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC, and in a Phase 2 trial for advanced pancreatic cancer. Asentar is part of a development and commercialization agreement with Schering-Plough Corporation. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme and a Phase 2 trial for refractory acute lymphoblastic leukemia. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; success or failure of our present and future collaboration agreements; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.

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Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Collaboration revenue	$8,566	$—	$8,702	$371
Operating expenses:
Research and development	9,552	4,742	28,548	16,838
General and administrative	3,634	3,175	12,893	7,552

Total operating expenses	13,186	7,917	41,441	24,390

Loss from operations	(4,620)	(7,917)	(32,739)	(24,019)
Interest and other income, net	1,383	977	2,836	2,207

Net loss	$(3,237)	$(6,940)	$(29,903)	$(21,812)

Net loss per common share, basic and diluted	$(0.13)	$(0.30)	$(1.26)	$(1.75)

Shares used in computing basic and diluted net loss per common share	24,923	22,903	23,787	12,432

* Includes stock-based employee compensation as follows:
Research and development	$299	$104	$952	$299
General and administrative	860	279	2,397	627

	$1,159	$383	$3,349	$926

Condensed Balance Sheets

(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$17,131	$14,429
Marketable securities	86,682	50,150
Other current assets	7,518	1,099

Total current assets	111,331	65,678
Other assets	1,683	386

Total assets	$113,014	$66,064

Liabilities and stockholders’ equity
Current liabilities	$19,044	$6,240
Non-current liabilities	47,383	—
Stockholders’ equity	46,587	59,824

Total liabilities and stockholders’ equity	$113,014	$66,064